Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: November 17, 2009

BEDFORD OAK PARTNERS, L.P.

By: Bedford Oak Management, LLC, its

General Partner

By :	/s/ Harvey P. Eisen

Name: Harvey P. Eisen

Title:	Chairman and Managing Member

BEDFORD OAK ADVISORS, LLC

By: :	/s/ Harvey P. Eisen

Name: Harvey P. Eisen

Title: Chairman and Managing Member

HARVEY P. EISEN

/s/ Harvey P. Eisen